JIMMY C.H. CHEUNG & CO. Certified Public Accountants Members of Kreston International	1607 Dominion Centre 43 Queen's Road East Wanchai, Hong Kong Telephone: (852) 2529-5500 Fax: (852) 2865-1067 Email: jchc@krestoninternational.com.hk Web site: http://www.jimmycheungco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(PREVIOUSLY SECURED DATA, INC.)

We hereby consent to the incorporation by reference in this Registration Statement of Huifeng Bio-Pharmaceutical Technology, Inc. (previously Secured Data, Inc.) on Form S-8 dated December 29, 2005 of our report dated April 12, 2005 and restated on June 17, 2005, of Secured Data, Inc. for the year ended December 31, 2004 and to all references to our firm included in this Registration Statement.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong
December 29, 2005